Item 77I: Terms of New Securities
Effective November 30, 2007, the Goldman Sachs Government Income Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs Core Plus Fixed Income Fund, Goldman Sachs High Yield Fund, and Goldman Sachs Inflation Protected Securities Fund commenced offering Class R and Class IR Shares. Effective November 30, 2007, the Goldman Sachs Ultra-Short Duration Government Fund and Goldman Sachs Short Duration Government Fund commenced offering Class IR Shares.

The terms of Class R and Class IR Shares for these Funds are described in Post-Effective Amendment No. 174 to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on November 30, 2007 (Accession No. 0000950123-07-016179). Amendment No. 47 to the Trust's Agreement and Declaration of Trust, dated November 8, 2007, which established Class R and Class IR shares, is incorporated herein by reference to Exhibit (a)(48) to PEA 173.